Exhibit 16.1

February 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Indiev, Inc. under the heading ‘Change in Independent Registered Public Accounting Firm’ of its Form S-4 of Malacca Straits Acquisition Company Limited. We agree with the statements concerning our Firm under the heading ‘Change in Independent Registered Public Accounting Firm’ of Form S-4 of Malacca Straits Acquisition Company Limited. We are not in a position to agree or disagree with other statements of Indiev, Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp